CNL GLOBAL REAL ESTATE FUND

                                 CLASS A SHARES

                           INSTITUTIONAL CLASS SHARES

                               SEMI-ANNUAL REPORT
                                  THE CNL FUNDS

                                  JUNE 30, 2009

       SUB-ADVISED BY CB RICHARD ELLIS GLOBAL REAL ESTATE SECURITIES, LLC

(CNL(R) LOGO)

CNL FUND ADVISORS COMPANY

Table of Contents

Letter to Shareholders ....................................................    1
Portfolio Management Review ...............................................    3
Fund Performance Summary ..................................................    6
Understanding Your Ongoing Costs ..........................................    8
Investment Portfolio ......................................................    9
Statement of Assets and Liabilities .......................................   12
Statement of Operations ...................................................   13
Statement of Changes in Net Assets ........................................   14
Financial Highlights ......................................................   15
Notes to Financial Statements .............................................   17
Tax and Other Information .................................................   25
Approval of Investment Advisory Agreements ................................   26

This material is authorized for distribution only when preceded or accompanied by a current prospectus.

The Fund concentrates its investments in real estate securities, including REITs. A fund with a concentrated investment portfolio is vulnerable to the risks of the industry in which it invests and is subject to greater risks and market fluctuations than funds investing in a broader range of industries. Real estate securities are susceptible to the risks associated with direct ownership of real estate, such as declines in property values; increases in property taxes, operating expenses, interest rates or competition; zoning changes; and losses from casualty and condemnation. The Fund may directly purchase securities of foreign issuers. Investing in securities of foreign issuers involves special risks not typically associated with investing in securities of U.S. issuers. The risks include possible revaluation of currencies, the ability to repatriate funds, less complete financial information about companies and possible future adverse political and economic developments. Moreover, securities of many foreign issuers and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. issuers. Note 7 of the Financial Statements presents additional discussion of the risks of investing in the Fund.

Letter to Shareholders

Dear Shareholders:

We are pleased to present this semi-annual report for The CNL Funds to you, our shareholders in the CNL Global Real Estate Fund (the "Fund").

Real estate ownership has been, and likely always will be, a process of skillfully managing complex assets to generate investment returns that compensate for the risks involved. The process is currently underway in the real estate industry to separate the strong and the weak management teams. All real estate owners and managers are facing the ongoing challenge of devoting substantial resources to restore and protect operating margins. Concurrently, investors' pursuit of transparency on multiple fronts is driven by their goal to align themselves with the strong.

We reaffirm that the Fund's portfolio management team seeks to continue to focus its investment research on ensuring that the highest quality companies, with strong balance sheets and seasoned management teams intact, are selected for inclusion in the Fund while seeking to avoid extraordinary risk. We believe that the portfolio management team's worldwide presence and in-depth knowledge of the better management teams and portfolio assets have contributed to the Fund's outperformance relative to the industry benchmark. While global financial and economic events in the near term will feed further market volatility, we believe the stock prices of the highest quality real estate companies will hold their value and capable management teams will gradually restore operating margins and profits within the constraints of a new world order for global capital markets.

The first half of 2009 started with the continuation of worldwide economic dislocation, a gripping recession and persistent financial stress that carried over from 2008. Equity markets continued their downward spiral in early 2009, taking along global real estate stocks; the FTSE EPRA/NAREIT Global Real Estate Index (the "Benchmark Index") declined sharply by 35.7% through March 9, 2009. Thereafter, global real estate stock prices moved upwards in a choppy manner with the Benchmark Index finishing up 5.9% for the first six months of 2009. Throughout this cycle of extreme volatility and dramatic price corrections, the worldwide stock exchanges continued to function properly and provide investors access to attractive, value investment opportunities for market entry buyers and liquidity to investors seeking alternative investments or increased cash positions.

Time and again over the past 20 years, real estate stock prices have generally foreshadowed significant price movements for commercial real estate values, and we believe that this current investment cycle is no different. The observable value correction process for real properties lags the equities markets due to
(1) the more complex transaction process where the gravity of profound economic events may be more slowly incorporated into the negotiations and price setting process and (2) the reporting delay for completed property transactions. The Benchmark Index declined by 71.7% over a 24-month period ending March 9, 2009; market participants were quickly factoring the impacts of future real estate value write-downs, credit market gridlock, foreclosures, bankruptcies, weak operating fundamentals, higher costs of capital, and investors' pursuit of liquidity. Throughout this challenging investment environment, the Fund's portfolio management team maintained its conviction that the stocks of the higher quality real estate companies were oversold, even while commercial real estate values remained opaque given the lack of transaction activity and the continuing gridlock posed by commercial mortgage financing.

We continue to anticipate more headline news impacting sentiment towards the global REIT sector - distressed asset sales and foreclosure auctions, CMBS workouts, U.S. Treasury mega-investment in real estate-related assets through the Public-Private Investment Program, investors abandoning their capital commitments in leveraged real estate funds, tightening regulations, and banks and finance companies continuing to struggle under the weight of distressed real estate-related assets. Meanwhile, the market has embraced the recapitalization efforts of numerous REITs worldwide that are enhancing the financial flexibility of their balance sheets to be in a position to pursue and seize the emerging opportunities within real estate sector chaos. Overall, global REITs have raised $35 billion of equity in 2009 to polish up their balance sheets and to earn a first look at distressed seller investment opportunities over the next 12 to 36 months. REIT investors are confirming their confidence in publicly traded REITs and recharging them with fresh capital to set pricing in the upcoming transfer of assets from weak hands to proven management teams.


                         CNL GLOBAL REAL ESTATE FUND - 1

Letter to Shareholders

FINANCIAL RESULTS

During the six months ended June 30, 2009, the Fund received approximately $2 million in gross proceeds from the sale of shares and deployed $7.2 million of capital to redeem shares. The Fund holds investment interests in 56 public companies that are listed on the securities exchanges in 10 countries, eliminating its investment exposure in Finland and Germany during this reporting period. Net investment income was $394,628 and distributions paid to shareholders totaled $269,200 for the same period, representing 100% ordinary income dividends. The net asset value per share had increased from $4.62 per share on December 31, 2008, to $4.96 per share (Institutional Class) on June 30, 2009, resulting in a total return of +8.79%, including dividends. The Fund's benchmark registered a total return of +5.88% over the same six month period.

LOOKING AHEAD

The Fund's active investment strategy and diversification rules combined to deliver favorable returns relative to the industry benchmark, during the six month period ended June 30, 2009. We are very much aware of the risks that surround the global investment markets, the regional financial sectors, and the slate of public companies that we scrutinize and select to meet the Fund's investment objective. Hopefully, the severe correction in global REITs' stock prices is behind us and the recalibration of commercial real estate values will affirm the present price levels for global REITs. We will be paying close attention to the resolution of the ownership and financial chaos within the real estate sector. In addition, we will continue to focus our investment attention on both global REIT companies that have their real estate operations under tight supervision and that have the resources to dominate within their market segments.

Thank you for your continuing confidence in the CNL Global Real Estate Fund.

Sincerely,


/s/ Robert A. Bourne                    /s/ Andrew Hyltin
Robert A. Bourne                        Andrew Hyltin
Chairman                                President
The CNL Funds                           The CNL Funds
August 20, 2009

Any information in this shareholder report regarding market or economic trends or the factors influencing the Fund's historical or future performance are statements of the opinion of Fund management as of the date of this report. These statements should not be relied upon for any other purposes. Past performance is no guarantee of future results, and there is no guarantee that any market forecasts discussed will be realized.


                        2 - CNL GLOBAL REAL ESTATE FUND

Portfolio Management Review

This report provides management's discussion of performance for CNL Global Real Estate Fund (the "Fund") for the semi-annual reporting period ended June 30, 2009.

INVESTMENT OBJECTIVE AND PORTFOLIO MANAGEMENT

The Fund seeks to achieve a high total return through a combination of current income and capital appreciation. The Fund is managed by: Jeremy Anagnos, Portfolio Manager, Co-Chief Investment Officer and Managing Director, Steve Carroll, Portfolio Manager, Co-Chief Investment Officer and Managing Director, and William Morrill, Portfolio Manager, Managing Director of CB Richard Ellis Global Real Estate Securities LLC. ("CBRE GRES" or the Sub-Adviser).

INVESTMENT STRATEGIES AND POLICIES

Under normal circumstances, the Fund invests at least 80% of its net assets in equity securities issued by real estate and real estate-related companies, including real estate investment trusts and real estate operating companies. The Fund considers a company to be a real estate or real estate-related company if at least 50% of its assets, gross income or net profits are attributable to ownership, construction, management or sale of residential, commercial or industrial real estate or whose products or services are related to the real estate industry, such as manufacturers and distributors of building supplies and financial institutions that issue mortgages. Real estate companies in other countries may have similar features to U.S.-qualified REITs; however the specific characteristics and regulations for REIT-like companies may not be identical to those of U.S.-qualified REITs. At June 30, 2009, 100% of the Fund's security holdings were in common stocks associated with real estate companies.

Under normal market conditions, the Fund will invest significantly (at least 40%, unless market conditions are not deemed favorable by CNL Fund Advisors Company (the "Adviser"), in which case the Fund would invest at least 30%) in equity securities issued by real estate and real estate-related companies organized or located outside the U.S. or doing a substantial amount of business outside the U.S. The Fund will allocate its assets among no less than three different countries. The Fund may invest up to 15% of its total assets in equity securities that are traded on the major stock exchanges located in emerging markets. The Fund may invest in common equities, preferred equities, and convertible debt issued by real estate and real estate-related companies located primarily in North America, Europe, and the Asia-Pacific. The Fund also gives particular investment consideration to equity securities traded on major exchanges in the following sub-regions: United States, Canada, United Kingdom, Continental Europe, Japan, Hong Kong, Singapore, and Australia/New Zealand. At June 30, 2009, approximately 36% of the Fund's holdings were invested in the common stocks of companies domiciled in the U.S. and the remainder in the common stocks of real estate companies domiciled outside of the U.S. All of the companies held on June 30, 2009 were domiciled in developed countries.

The Fund may invest in securities of small-, mid- and large-sized real estate or real estate-related companies. The Fund seeks to limit risk through various controls, such as diversifying the portfolio property types and geographic areas as well as by limiting the size of any one holding. The Fund limits the maximum holding of the issued capital of any individual company to no more than 10% of the Fund's assets. At June 30, 2009, the single largest Fund holding accounted for 5.7% of the Fund's total net assets.

The Sub-Adviser seeks to construct a portfolio with return and risk characteristics similar to the FTSE EPRA/NAREIT Global Real Estate Index Series (the Fund's "Benchmark Index"). The Benchmark Index is designed to track the performance of listed real estate companies and REITs worldwide. The Sub-Adviser uses the Benchmark Index as a guide in structuring and designing the Fund's portfolio, but the Fund is not an index fund.

The Fund typically maintains a portion of its assets in cash or cash equivalents in order to meet redemption requests, pay Fund expenses or satisfy other liquidity needs. These assets may be invested in overnight or short-term investment vehicles.


                        CNL GLOBAL REAL ESTATE FUND - 3

PORTFOLIO MANAGEMENT TECHNIQUES

The Fund was managed during 2009 to maintain approximately 95% investment allocation in common stocks of publicly traded real estate companies. No leverage was employed at the Fund level for investment purposes. The Fund did not invest in any exchange-traded funds, real estate closed-end funds, derivatives, or short positions. The Fund invested in securities that are listed on major exchanges located in the United States, Canada, Australia, Hong Kong, Japan, Continental Europe and United Kingdom; the Fund did not hold any securities listed on security exchanges located in emerging countries during the first half of 2009.

The Sub-Adviser employs an investment process of top-down global asset allocation in the various regions, sub-regions, and countries as well as bottom-up stock selection. This process is continuously revisited and requires regular rebalancing of the Fund's global portfolio in order to meet its investment objective, to manage portfolio risk and to satisfy the Fund's diversification requirements.

CBRE GRES actively manages the portfolio construction process using a top-down allocation method. The Fund's portfolio managers target sub-regional relative deviations from the benchmark based on economic outlook, real estate fundamentals, relative valuation, credit market conditions and qualitative factors (capital flows, currencies, sub-regional equity and bond market behavior, etc.).

CBRE GRES' regional portfolio managers are responsible for individual sector and security recommendations within their respective regions. The regional portfolio managers recommend those stocks and sectors in their sub-region that they believe offer superior risk/return attributes relative to their peers. Individual stock weights are based in part on the global target of securities to be held, the weight of the security in the benchmark, the liquidity of the security relative to the amount to be invested, and the relative attractiveness of the stock to other securities to be included in the portfolio in the region.

The recommendations of regional portfolio managers, and their securities analyst team members, and the input from the research team members of the Sub-Adviser's global affiliates are crucial to assessing appropriate global allocation, stock selection, and risk assessment. We believe the vast global platform of direct real estate and equity securities real-time information injects substantial added value to the Sub-Adviser's investment process.

FUND PERFORMANCE

For the six months ended June 30, 2009, the Fund's Class A shares, excluding sales charges, provided a total return of 8.68% and the Institutional Class total return was 8.79%. The Benchmark Index return was 5.88% for the six month period ending June 30, 2009. Class A shares, excluding sales commission, outperformed the Benchmark Index by 280 basis points (+2.80%) and Institutional Class shares outperformed the Benchmark Index by 291 basis points (+2.91%). The Fund consistently outperformed the Benchmark Index subsequent to the Fund price and Benchmark Index value trough in early March 2009.

When comparing the Fund's risk adjusted return to the Benchmark Index, a positive alpha of 7.1% was obtained in the period since the Fund's inception of October 30, 2007, through June 30, 2009. Alpha is a coefficient which measures risk-adjusted performance, factoring in the risk that is associated with the specific security or portfolio (in this case the Fund), rather than the overall market sector (in this case the Benchmark Index). A positive alpha value, which has been achieved for the Fund as measured since inception through June 30, 2009, implies that the Fund has performed better than the risk-adjusted expectations, given its volatility (beta) and it is also an indication of value-added performance by the portfolio manager.

Throughout 2008, global real estate stocks recorded very poor results from a historical perspective across the board, with most sectors plunging to historical lows. In 2009, the global regions exhibited unique differences; Asia-Pacific led the pack with +24.7% year-to-date total return as of June 30, 2009, in sharp contrast with Europe (+2.1%) and North America (-10.1%). Volatility has persisted, as negative financial and economic news contributed to significant price swings on a daily and weekly basis, and portfolio management demanded focus on balancing into and away from the right regions, along with selecting the right companies.


                        4 - CNL GLOBAL REAL ESTATE FUND

Despite the streaming negative financial and economic news, the portfolio management team continued to actively screen companies that exhibited balance sheet quality and strength, (i.e., modest corporate leverage, minimal need for near-term financing, etc.) and potential cash flow growth.

PORTFOLIO SPECIFICS

On June 30, 2009, the Fund held positions in 56 real estate companies. This number has remained relatively consistent over the life of the Fund relative to the 55 and 56 positions at the fiscal year-end of 2007 and 2008, respectively. Meanwhile the portfolio allocation between the macro-regions shifted in the first half of 2009 towards the Asia-Pacific region and away from Europe, as indicated in the below chart:

% OF EQUITIES HOLDINGS IN US$

                          12/31/2007   12/31/2008   6/30/2009
                          ----------   ----------   ---------
North America Sub-Total      37.50%       41.50%      39.89%
Asia-Pacific Sub-Total       42.80%       41.30%      44.53%
Europe Sub-Total             19.70%       17.20%      15.58%
                            ------       ------      ------
TOTAL                       100.00%      100.00%     100.00%
                            ------       ------      ------

The portfolio tilt towards the Asia-Pacific region, combined with the strong relative performance of the Asia-Pacific region, was one of the contributing factors to the relative outperformance of the Fund as compared to the Benchmark Index in the first half of 2009.

As of June 30, 2009 no position represented more than 6% of the Fund and the top ten holdings accounted for 40.4% of the Fund's assets, reflecting the portfolio manager's strategy to weight the Fund's investment capital towards larger, more liquid, high quality real estate companies.

CURRENT STRATEGY AND OUTLOOK

The Sub-Adviser continues to seek investments in higher quality companies that are expected to weather the current financial and economic crises. Additionally, the Fund's portfolio managers expect to continue to seek investments in those economies and companies that offer realistic expectations for long-term cash flow growth in property-related earnings, where dividend payments are sustainable by operations and corporate liquidity, and where the stock prices of real estate companies are well below the reasonable estimates of corporate enterprise values based on the professional projections of the future direction of property values.


                         CNL GLOBAL REAL ESTATE FUND - 5

Fund Performance Summary

ALL FUND PERFORMANCE SHOWN IS HISTORICAL, ASSUMES REINVESTMENT OF ALL DIVIDEND AND CAPITAL GAIN DISTRIBUTIONS, AND DOES NOT GUARANTEE FUTURE RESULTS. INVESTMENT RETURNS AND PRINCIPAL VALUE FLUCTUATE WITH CHANGING MARKET CONDITIONS SO THAT, WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. CURRENT PERFORMANCE MAY BE LOWER OR HIGHER THAN THE PERFORMANCE SHOWN BELOW. PLEASE VISIT www.thecnlfunds.com FOR THE FUND'S MOST RECENT MONTHLY PERFORMANCE.

                 GROWTH OF A $10,000 INVESTMENT - CLASS A SHARES

                              (PERFORMANCE GRAPH)

             FTSE/EPRA NAREIT investment @ $10k   Class A (no load) @ $10k   Class A (with load) @ $10k
             ----------------------------------   ------------------------   --------------------------
10/29/2007                   10000                           10000                       9425
10/31/2007                 10155.2                           10180                    9594.72
11/30/2007                  9371.8                            9340                    8803.02
12/31/2007                 8885.32                          8722.6                    8221.11
 1/31/2008                 8507.13                         8510.59                    8021.29
 2/29/2008                 8352.41                         8349.06                    7869.05
 3/31/2008                 8385.14                         8520.69                    8030.81
 4/30/2008                 8909.54                         9015.37                    8497.05
 5/31/2008                 8691.04                         8692.31                    8192.57
 6/30/2008                  7667.4                         7678.01                    7236.58
 7/31/2008                 7730.12                         7718.42                    7274.66
 8/31/2008                 7569.97                         7374.93                    6950.92
 9/30/2008                 6869.18                         6698.25                    6313.15
10/31/2008                 4954.73                         4881.61                    4600.95
11/30/2008                 4235.89                         4201.63                    3960.07
12/31/2008                 4645.04                         4717.97                    4446.72
 1/31/2009                 4047.78                         4073.22                    3839.04
 2/28/2009                 3380.12                         3428.46                    3231.35
 3/31/2009                 3618.74                         3765.88                    3549.37
 4/30/2009                 4366.53                         4537.58                     4276.7
 5/31/2009                 4918.04                         5165.23                    4868.27
 6/30/2009                 4918.07                         5127.26                    4832.48

          GROWTH OF A $100,000 INVESTMENT - INSTITUTIONAL CLASS SHARES

                              (PERFORMANCE GRAPH)

             FTSE/EPRA NAREIT investment @ $100k   Institutional Class @ $100k
             -----------------------------------   ---------------------------
10/29/2007                  100000                           100000
10/31/2007                  101552                           101800
11/30/2007                   93718                            93500
12/31/2007                 88853.2                            87266
 1/31/2008                 85071.3                          85144.9
 2/29/2008                 83524.1                          83528.9
 3/31/2008                 83851.4                            85347
 4/30/2008                 89095.4                          90296.1
 5/31/2008                 86910.4                            86963
 6/30/2008                   76674                          77012.2
 7/31/2008                 77301.2                          77315.8
 8/31/2008                 75699.7                          73976.3
 9/30/2008                 68691.8                          67137.3
10/31/2008                 49547.3                          49030.6
11/30/2008                 42358.9                          42215.1
12/31/2008                 46450.4                          47420.3
 1/31/2009                 40477.8                          40851.2
 2/28/2009                 33801.2                          34487.5
 3/31/2009                 36187.3                          37791.5
 4/30/2009                 43665.3                          45638.9
 5/31/2009                 49180.4                          51937.5
 6/30/2009                 49180.7                          51589.6

Based on an initial investment of $10,000 (Class A Shares) and $100,000 (Institutional Class Shares), the graph above illustrates the total return of CNL Global Real Estate Fund against the Benchmark Index. The Fund's Benchmark Index is designed to track the performance of listed real estate companies and REITs worldwide. The free-float adjusted index constituents are liquidity, size and revenue screened and are broken down into eight index families covering the world's largest investment markets in various currencies. The Benchmark Index is unmanaged and has no cash in its portfolio, no sales charge and incurs no operating expenses. An investor cannot invest directly in the index. The graphs do not reflect the deduction of taxes that a U.S. taxable shareholder will pay on Fund distributions or the redemption of Fund shares.

                         6 - CNL GLOBAL REAL ESTATE FUND

The maximum sales charge for Class A shares is 5.75%. Average annual returns (Unadjusted for Sales Charges) do not reflect sales charges and would have been lower if they had. Institutional Class shares are not subject to sales charges.

To discourage short-term trading, the Fund imposes a 1.00% redemption fee on shareholders redeeming shares held less than 75 days, which has the effect of lowering the total returns for short-term shareholders.

AVERAGE ANNUAL TOTAL RETURNS

                                SIX MONTHS                           SINCE
                              ENDED JUNE 30,     SIX MONTHS        INCEPTION        SINCE
                                   2009        ENDED JUNE 30,     (10/30/07)+     INCEPTION
                              UNADJUSTED FOR        2009        UNADJUSTED FOR   (10/30/07)+
CNL GLOBAL REAL ESTATE FUND    SALES CHARGES      WITH LOAD      SALES CHARGES    WITH LOAD
---------------------------   --------------   --------------   --------------   -----------
Class A Shares                     8.68%           2.45%           (32.95)%        (35.28)%
Institutional Class Shares         8.79%            N/A            (32.70)%           N/A
FTSE EPRA/NAREIT Global
Real Estate Index Series++         5.88%            N/A            (34.60)%           N/A

Returns do not reflect the payment of taxes that a shareholder may pay on distributions or upon redemption of Fund shares.

+ Represents commencement date of investment operations (i.e., began to invest in accordance with its investment objective).

++ The FTSE EPRA/NAREIT Global Real Estate Index is an index that tracks the performance of listed real estate companies and REITs worldwide.

The annualized gross and net expense ratios, respectively, for each class of shares as in the April 30, 2009 prospectus were as follows: Class A--4.43% and 1.80%; and Institutional Class--4.18% and 1.55%. Through April 30, 2010, the Adviser has contractually agreed to waive its fee and/or reimburse the Fund for expenses incurred to the extent necessary to maintain the Fund's annual operating expenses at 1.80% for Class A shares and 1.55% for Institutional Class shares.

Performance results reflect applicable expense waivers in effect during the period shown. Without such waivers Fund performance would be lower. See the prospectus for more information.

NET ASSET VALUE AND DISTRIBUTION INFORMATION PER SHARE

                                           INSTITUTIONAL
                                 CLASS A       CLASS
                                 -------   -------------
NET ASSET VALUE:
6/30/09                          $  4.95      $  4.96
DISTRIBUTION INFORMATION:
3/31/09--Net Investment Income   $0.0197      $0.0219
6/30/09--Net Investment Income   $0.0331      $0.0363


                         CNL GLOBAL REAL ESTATE FUND - 7

Understanding Your Ongoing Costs (Unaudited)

As a Fund shareholder, you incur two types of costs: (1) ongoing costs including management fees, Fund expenses, and distribution (12b-1) fees, if applicable; and (2) transaction costs, including sales charges (loads) on purchase payments and redemption fees, if applicable. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 at the beginning of the period and held for the entire period from January 1, 2009, through June 30, 2009.

ACTUAL EXPENSES

The first section of the table below (Actual Fund Return) provides information about actual account values and expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value on January 1, 2009 divided by $1,000 = 8.6), then multiply the result by the expense number associated with your share class on the line entitled "Expenses Paid During the Period" to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The second section of the table (Hypothetical 5% Fund Return) below provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) and redemption fees. Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

                                                      INSTITUTIONAL
ACTUAL FUND RETURN                         CLASS A        CLASS
------------------                        ---------   -------------
Beginning Account Value January 1, 2009   $1,000.00     $1,000.00
Ending Account Value June 30, 2009        $1,086.80     $1,087.90
Expenses Paid per $1,000(a)               $    9.31     $    8.02

                                                      INSTITUTIONAL
HYPOTHETICAL 5% FUND RETURN                CLASS A        CLASS
---------------------------               ---------   -------------
Beginning Account Value January 1, 2009   $1,000.00     $1,000.00
Ending Account Value June 30, 2009        $1,015.87     $1,017.11
Expenses Paid per $1,000(a)               $    9.00     $    7.75

                                                      INSTITUTIONAL
ANNUALIZED EXPENSE RATIOS(b)               CLASS A        CLASS
----------------------------              ---------   -------------
                                            1.80%         1.55%

(a) Expenses are equal to the Fund's annualized expense ratios for each class of shares, multiplied by the average account value over the period, multiplied by the actual days in the period (181); and then dividing that result by the actual number of days in the fiscal year (365). The data reflects the 181 day period from January 1, 2009, through June 30, 2009.

(b) The annualized gross expense ratio, based on the six months ended June 30, 2009, was: Class A--4.53% and Institutional Class--4.27%.


                         8 - CNL GLOBAL REAL ESTATE FUND

Investment Portfolio (Unaudited)                             as of June 30, 2009

CNL GLOBAL REAL ESTATE FUND

TEN LARGEST HOLDINGS (AS A PERCENTAGE OF TOTAL NET ASSETS)

                                                              MARKET
                                                           VALUE (US$)   PERCENT
                                                           -----------   -------
Mitsubishi Estate Co., Ltd. ............................    1,289,916      5.7%
Westfield Group ........................................    1,130,618      4.9
Unibail-Rodamco ........................................    1,091,895      4.8
Simon Property Group, Inc. (REIT) ......................      997,588      4.4
Mitsui Fudosan Co., Ltd. ...............................      919,240      4.0
Vornado Realty Trust (REIT) ............................      894,926      3.9
Capitaland Ltd. ........................................      811,481      3.6
Hang Lung Properties Ltd. ..............................      741,301      3.2
China Resources Land Ltd. ..............................      696,484      3.0
Kerry Properties Ltd. ..................................      670,390      2.9
                                                            ---------     ----
TOTAL ..................................................    9,243,839     40.4%
                                                            =========     ====

COUNTRY SUMMARY (AS A PERCENTAGE OF TOTAL COMMON STOCK INVESTMENT PORTFOLIO)(a)

                                                              MARKET
                                                           VALUE (US$)   PERCENT
                                                           -----------   -------
United States ..........................................    8,099,976     35.7%
Hong Kong ..............................................    3,502,485     15.4
Japan ..................................................    3,226,451     14.2
United Kingdom .........................................    1,775,087      7.8
Australia ..............................................    1,719,593      7.6
Singapore ..............................................    1,665,650      7.3
France .................................................    1,411,807      6.2
Canada .................................................      961,773      4.2
Sweden .................................................      201,519      0.9
Netherlands ............................................      151,043      0.7
                                                           ----------    -----
TOTAL ..................................................   22,715,384    100.0%
                                                           ==========    =====

----------
(a) Country summary represents the allocation of holdings based on the country domicile of the holding or underlying company. It does not represent the geographic diversification of the underlying property holdings of the real estate companies.

Following the Fund's fiscal first and third quarter-end, a complete portfolio holdings listing is filed with the SEC on Form N-Q. The form is available on the SEC's Web site at www.sec.gov, and it may be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the SEC's Public Reference Room may be obtained by calling 1-800-SEC-0330.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                         CNL GLOBAL REAL ESTATE FUND - 9

Investment Portfolio (Unaudited)                             as of June 30, 2009

CNL GLOBAL REAL ESTATE FUND

                                                                VALUE
                                                     SHARES     (US$)
                                                    -------   ---------
COMMON STOCKS 99.4%(a)
AUSTRALIA 7.5%
Stockland .......................................   228,327     588,975
Westfield Group .................................   123,534   1,130,618
                                                              ---------
                                                              1,719,593
CANADA 4.2%
Allied Properties Real Estate Investment Trust ..    18,839     238,899
Boardwalk Real Estate Investment Trust ..........    13,759     386,811
Canadian Real Estate Investment Trust ...........    13,901     293,999
Riocan Real Estate Investment Trust(b, c) .......     3,202      42,064
                                                              ---------
                                                                961,773
FRANCE 6.2%
Fonciere des Regions ............................     4,243     319,912
Unibail-Rodamco .................................     7,303   1,091,895
                                                              ---------
                                                              1,411,807
HONG KONG 15.3%
China Resources Land Ltd. .......................   315,470     696,484
Hang Lung Properties Ltd. .......................   229,132     741,301
Henderson Land Development Co., Ltd. ............    60,757     344,353
Kerry Properties Ltd. ...........................   153,000     670,390
Shui On Land Ltd. ...............................   194,170     132,293
Sino-Ocean Land Holdings Ltd. ...................   350,960     400,317
Sun Hung Kai Properties Ltd. ....................    41,533     517,347
                                                              ---------
                                                              3,502,485
JAPAN 14.1%
Global One Real Estate Investment Co., Ltd. .....        14     101,903
Japan Excellent, Inc. ...........................        17      71,940
Japan Real Estate Investment Corp. ..............        28     232,258
Mitsubishi Estate Co., Ltd. .....................    77,698   1,289,916
Mitsui Fudosan Co., Ltd. ........................    53,000     919,240
Nippon Building Fund, Inc. ......................        45     384,658
NTT Urban Development Corp. .....................       235     226,536
                                                              ---------
                                                              3,226,451
NETHERLANDS 0.7%
Prologis European Properties ....................    39,778     151,043
SINGAPORE 7.3%
CapitaCommercial Trust ..........................   359,372     202,462
CapitaLand Ltd. .................................   319,161     811,481
CapitaMall Trust ................................   220,226     211,807
Yanlord Land Group Ltd. .........................   280,596     439,900
                                                              ---------
                                                              1,665,650
SWEDEN 0.9%
Kungsleden AB ...................................    43,557     201,519

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                        10 - CNL GLOBAL REAL ESTATE FUND

Investment Portfolio (Unaudited)                             as of June 30, 2009

CNL GLOBAL REAL ESTATE FUND

                                                                VALUE
                                                     SHARES     (US$)
                                                    -------   ---------
UNITED KINGDOM 7.8%
Big Yellow Group PLC ............................    41,683     235,157
British Land Co. PLC ............................    84,540     532,336
Derwent London PLC ..............................    16,720     257,533
Helical Bar PLC .................................    59,020     320,357
Land Securities Group PLC .......................     9,100      70,766
St Modwen Properties PLC ........................   119,577     358,938
                                                              ---------
                                                              1,775,087
UNITED STATES 35.4%
Alexandria Real Estate Equities, Inc. (REIT) ....    15,180     543,292
American Campus Communities, Inc. (REIT) ........    13,731     304,554
AvalonBay Communities, Inc. (REIT) ..............     5,471     306,048
BioMed Realty Trust, Inc. (REIT) ................    23,000     235,290
Boston Properties, Inc. (REIT) ..................     8,760     417,852
Corporate Office Properties Trust (REIT) ........     4,392     128,817
Digital Realty Trust, Inc. (REIT) ...............    14,014     502,402
Douglas Emmett, Inc. (REIT) .....................    25,303     227,474
Duke Realty Corp (REIT) .........................    24,395     213,944
Essex Property Trust, Inc. (REIT) ...............     3,881     241,515
Federal Realty Investment Trust (REIT) ..........     7,520     387,430
Government Properties Income Trust (REIT)(d) ....     6,738     138,331
HCP, Inc. (REIT) ................................    20,243     428,949
Health Care REIT, Inc. (REIT) ...................     9,977     340,216
OMEGA Healthcare Investors, Inc. (REIT) .........    17,261     267,891
Public Storage (REIT) ...........................     9,920     649,562
Regency Centers Corp. (REIT) ....................    10,088     352,172
Simon Property Group, Inc. (REIT) ...............    19,397     997,588
Tanger Factory Outlet Centers, Inc. (REIT) ......     9,066     294,010
The Macerich Co. (REIT) .........................       329       5,794
Ventas, Inc. (REIT) .............................     7,432     221,919
Vornado Realty Trust (REIT) .....................    19,874     894,926
                                                              ---------
                                                              8,099,976

                                                       % OF
                                                    NET ASSETS
                                                    ----------
TOTAL INVESTMENT PORTFOLIO (Cost $25,043,685)(e)        99.4     22,715,384
OTHER ASSETS AND LIABILITIES, NET                        0.6        128,740
                                                       -----     ----------
NET ASSETS                                             100.0     22,844,124

(a)  As a percentage of net assets.

(b)  Illiquid security.

(c) Security acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933 ("Rule 144A Security").

(d)  Non-income producing security.

(e) The cost for federal income tax purpose was $25,043,685. At June 30, 2009, net unrealized depreciation for all securities based on tax cost was $2,328,301. This consisted of aggregate gross unrealized appreciation for all securities in which there was an excess of tax cost of $1,528,258 and aggregate gross unrealized depreciation for all securities in which there was an excess of tax costs over value of $3,856,559.

REIT: U.S. Real Estate Investment Trust. Many of the foreign companies have adopted REIT-like corporate structures in their respective countries. The character and features of REIT-like corporate structures in foreign countries may differ from U.S. REITs. Therefore, only U.S. companies are designated as "REIT" where applicable.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                        CNL GLOBAL REAL ESTATE FUND - 11

Statement of Assets and Liabilities (Unaudited)              as of June 30, 2009

CNL GLOBAL REAL ESTATE FUND

ASSETS
   Investments in securities, at value (cost $25,043,685) ...................   $ 22,715,384
   Foreign currency, at value (cost $43,903) ................................         43,883
   Receivable for investments sold ..........................................        216,995
   Dividends receivable .....................................................         70,994
   Receivable for Fund shares sold ..........................................         46,543
   Prepaid insurance ........................................................         27,248
   Due from Adviser .........................................................         20,324
   Foreign taxes recoverable ................................................          3,418
                                                                                ------------
   Total assets .............................................................     23,144,789
                                                                                ------------
LIABILITIES
   Distributions payable ....................................................        104,808
   Due to custodian .........................................................         67,993
   Accrued transfer agent fees ..............................................         27,860
   Accrued auditing and tax services fees ...................................         23,579
   Accrued reports to shareholders fee ......................................         12,341
   Accrued administration fees ..............................................         11,470
   Accrued trustees fees ....................................................         10,417
   Accrued custodian and accounting fees ....................................          9,571
   Payable for Fund shares redeemed .........................................          7,958
   Accrued distribution fee (12b-1) - Class A ...............................            445
   Accrued legal fees .......................................................         10,010
   Other accrued expenses and payables ......................................         14,213
                                                                                ------------
   Total liabilities ........................................................        300,665
                                                                                ------------
   NET ASSETS, AT VALUE .....................................................   $ 22,844,124
                                                                                ============
NET ASSETS
   Net assets consist of:
   Distributions in excess of net investment income .........................        (28,928)
   Net unrealized appreciation (depreciation) on:
      Investments ...........................................................     (2,328,301)
      Foreign currency related transactions .................................           (987)
   Accumulated net realized gain (loss) .....................................    (16,233,263)
   Paid-in capital ..........................................................     41,435,603
                                                                                ------------
   NET ASSETS, AT VALUE .....................................................   $ 22,844,124
                                                                                ============
NET ASSET VALUE:
   CLASS A
   Net Asset Value and redemption price per share ($2,207,450 / 445,647 shares of capital stock outstanding, $0.001 par value, unlimited
      number of shares authorized) ..........................................   $       4.95
                                                                                ------------
   Maximum offering price per share ($4.95 / 0.9425) ........................   $       5.25
                                                                                ------------
INSTITUTIONAL CLASS
   Net Asset Value offering and redemption price per share ($20,636,674 /
      4,161,576 shares of capital stock outstanding, $0.001 par value,
      unlimited number of shares authorized) ................................   $       4.96
                                                                                ------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                        12 - CNL GLOBAL REAL ESTATE FUND

Statement of Operations (Unaudited)       for the six months ended June 30, 2009

CNL GLOBAL REAL ESTATE FUND

INVESTMENT INCOME:
   Dividends (net of $47,987 taxes withheld) ................................   $    564,800
                                                                                ------------
   Total Income .............................................................        564,800
                                                                                ------------
EXPENSES:
   Management fee ...........................................................        108,591
   Transfer agent fee .......................................................         82,908
   Administration fees ......................................................         69,053
   Custodian and accounting fees ............................................         55,098
   Trustees fees and expenses ...............................................         35,610
   Legal fees ...............................................................         27,632
   Auditing and tax services ................................................         27,347
   Compliance services expense ..............................................         25,707
   Insurance ................................................................         13,537
   Registration fees ........................................................          9,584
   Reports to shareholders ..................................................          6,642
   Distribution fee (12b-1) - Class A .......................................          1,854
   Other ....................................................................          1,932
                                                                                ------------
   Total expenses, before expense waiver/reimbursement ......................        465,495
                                                                                ------------
   Expense waiver/reimbursement .............................................       (295,323)
                                                                                ------------
   Total expenses, after expense waiver/reimbursement .......................        170,172
                                                                                ------------
   NET INVESTMENT INCOME (LOSS) .............................................        394,628
                                                                                ============
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENT TRANSACTIONS:
   Net realized gain (loss) from:
      Investments ...........................................................    (11,225,746)
      Foreign currency related transactions .................................        (47,934)
                                                                                ------------
                                                                                 (11,273,680)
                                                                                ------------
   Net unrealized appreciation (depreciation) during the period on:
      Investments ...........................................................     11,009,059
      Foreign currency related transactions .................................         (3,162)
                                                                                ------------
                                                                                  11,005,897
                                                                                ------------
NET GAIN (LOSS) ON INVESTMENT TRANSACTIONS ..................................       (267,783)
                                                                                ============
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS .............   $    126,845
                                                                                ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                       CNL GLOBAL REAL ESTATE FUND - 13

Statement of Changes in Net Assets

CNL GLOBAL REAL ESTATE FUND

                                                                                           SIX MONTHS
                                                                                              ENDED
                                                                                            JUNE 30,            YEAR
                                                                                              2009             ENDED
                                                                                           (UNAUDITED)   DECEMBER 31, 2008
                                                                                          ------------   -----------------
INCREASE (DECREASE) IN NET ASSETS
   Operations:
      Net investment income (loss) ....................................................   $    394,628      $    380,422
      Net realized gain (loss) on investment transactions and foreign currency
         related transactions .........................................................    (11,273,680)       (4,935,637)
      Net unrealized appreciation (depreciation) during the period on investment
         transactions and foreign currency related transactions .......................     11,005,897       (12,725,302)
                                                                                          ------------      ------------
   Net increase (decrease) in net assets resulting from operations ....................        126,845       (17,280,517)
                                                                                          ------------      ------------
   Distributions to shareholders from:
   Net investment income:
      Class A .........................................................................        (21,483)          (19,496)
      Class C .........................................................................             --              (176)(a)
      Institutional Class .............................................................       (247,717)         (450,171)
                                                                                          ------------      ------------
   Decrease in net assets from distributions to shareholders ..........................       (269,200)         (469,843)
                                                                                          ------------      ------------
   Fund share transactions:
      Proceeds from shares sold .......................................................      1,988,801        45,937,265
      Reinvestment of distributions ...................................................         97,743           322,570
      Cost of shares redeemed .........................................................     (7,232,313)       (4,991,773)
      Redemption fees .................................................................         11,214            11,916
                                                                                          ------------      ------------
   Net increase (decrease) in net assets from Fund share transactions .................     (5,134,555)       41,279,978
                                                                                          ------------      ------------
INCREASE (DECREASE) IN NET ASSETS .....................................................     (5,276,910)       23,529,618
                                                                                          ============      ============
   Net assets at beginning of period ..................................................     28,121,034         4,591,416
                                                                                          ------------      ------------
NET ASSETS AT END OF PERIOD (INCLUDING DISTRIBUTIONS IN EXCESS NET INVESTMENT INCOME
      OF $28,928 AND $154,356, RESPECTIVELY) ..........................................   $ 22,844,124      $ 28,121,034
                                                                                          ============      ============

----------
(a)  On December 30, 2008, Class C shares were reclassified into Class A Shares.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                       14 - CNL GLOBAL REAL ESTATE FUND

FINANCIAL HIGHLIGHTS

CNL GLOBAL REAL ESTATE FUND

                                                                                                 CLASS A
                                                                             ----------------------------------------------
                                                                             SIX MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                                               JUNE 30, 2009    DECEMBER 31,   DECEMBER 31,
                                                                                (UNAUDITED)         2008          2007(a)
                                                                             ----------------   ------------   ------------
SELECTED PER SHARE DATA
NET ASSET VALUE, BEGINNING OF PERIOD .....................................        $ 4.61           $  8.64        $ 10.00
   Income (loss) from investment operations:
      Net investment income (loss)(b) ....................................          0.07              0.10           0.07
      Net realized and unrealized gain (loss) on investment
         transactions ....................................................          0.32             (4.06)         (1.35)
                                                                                  ------           -------        -------
   Total from investment operations ......................................          0.39             (3.96)         (1.28)
Less distributions from:
   Net investment income .................................................         (0.05)            (0.07)         (0.08)
                                                                                  ------           -------        -------
   Total distributions to shareholders ...................................         (0.05)            (0.07)         (0.08)
                                                                                  ------           -------        -------
Redemption fees ..........................................................          0.00(c)           0.00(c)          --
                                                                                  ------           -------        -------
NET ASSET VALUE, END OF PERIOD ...........................................        $ 4.95           $  4.61        $  8.64
   Total Return (%)(d) ...................................................          8.68(e)         (45.91)        (12.77)(e)
                                                                                  ------           -------        -------
RATIOS TO AVERAGE NET ASSETS AND SUPPLEMENTAL DATA
   Net Assets, End of Period (000s) ......................................        $2,207           $ 1,241        $    61
   Ratio of expenses before expense waiver/reimbursement (%) .............          4.53(f)           4.99          29.19(f)
   Ratio of expenses after expense waiver/reimbursement (%) ..............          1.80(f)           1.80           1.80(f)
   Ratio of net investment income (loss) (%)(g)...........................          3.40(f)           1.69           4.30(f)
   Portfolio turnover rate (%) ...........................................            41(e)             25              6(e)

----------
(a) For the period from October 26, 2007 (commencement of operations) to December 31, 2007.

(b)  Per share numbers have been calculated using the average shares method.

(c)  Amount is less than $0.005 per share.

(d)  Does not reflect sales charges, which would reduce return.

(e)  Not annualized.

(f)  Annualized.

(g) Differences between classes are impacted by the timing of subscriptions and the timing of dividend income earned by the Fund.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                       CNL GLOBAL REAL ESTATE FUND - 15

FINANCIAL HIGHLIGHTS

CNL GLOBAL REAL ESTATE FUND

                                                                                               INSTITUTIONAL CLASS
                                                                                 ----------------------------------------------
                                                                                 SIX MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                                                   JUNE 30, 2009    DECEMBER 31,   DECEMBER 31,
                                                                                    (UNAUDITED)         2008          2007(a)
                                                                                 ----------------   ------------   ------------
SELECTED PER SHARE DATA
NET ASSET VALUE, BEGINNING OF PERIOD .........................................        $  4.62          $  8.64        $ 10.00
   Income (loss) from investment operations:
      Net investment income (loss)(b) ........................................           0.08             0.13           0.04
      Net realized and unrealized gain (loss) on investment transactions .....           0.32            (4.06)         (1.31)
                                                                                      -------          -------        -------
   Total from investment operations ..........................................           0.40            (3.93)         (1.27)
Less distributions from:
   Net investment income .....................................................          (0.06)           (0.09)         (0.09)
                                                                                      -------          -------        -------
   Total distributions to shareholders .......................................          (0.06)           (0.09)         (0.09)
                                                                                      -------          -------        -------
Redemption fees ..............................................................           0.00(c)          0.00(c)          --
                                                                                      -------          -------        -------
NET ASSET VALUE, END OF PERIOD ...............................................        $  4.96          $  4.62        $  8.64
                                                                                      -------          -------        -------
   Total Return (%) ..........................................................           8.79(d)        (45.66)        (12.73)(d)
                                                                                      -------          -------        -------
RATIOS TO AVERAGE NET ASSETS AND SUPPLEMENTAL DATA
   Net Assets, End of Period (000s) ..........................................        $20,637          $26,880        $ 4,517
   Ratio of expenses before expense waiver/reimbursement (%) .................           4.27(e)          5.49          28.94(e)
   Ratio of expenses after expense waiver/reimbursement (%) ..................           1.55(e)          1.55           1.55(e)
   Ratio of net investment income (loss) (%)(f) ..............................           3.65(e)          2.09           2.45(e)
   Portfolio turnover rate (%) ...............................................             41(d)            25              6(d)

(a) For the period from October 26, 2007 (commencement of operations) to December 31, 2007.

(b)  Per share numbers have been calculated using the average shares method.

(c)  Amount is less than $0.005 per share.

(d)  Not annualized.

(e)  Annualized.

(f) Differences between classes are impacted by the timing of subscriptions and the timing of dividend income earned by the Fund.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                       16 - CNL GLOBAL REAL ESTATE FUND

Notes to Financial Statements (Unaudited)                          June 30, 2009

CNL GLOBAL REAL ESTATE FUND

1. ORGANIZATION

CNL Global Real Estate Fund (the "Fund") is a diversified series of The CNL Funds (the "Trust") which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company organized as a Delaware statutory trust. The Fund commenced operations on October 26, 2007.

The Fund seeks to achieve a high total return through a combination of current income and capital appreciation. The Fund invests at least 80% of its net assets (plus borrowings for investment purposes, if any) in equity and equity-related securities issued by real estate and real estate-related companies.

The Fund offers two classes of shares which provide investors with different purchase options. Class A shares are offered to investors subject to an initial sales charge of 5.75% (on investments greater than $50,000, the sales charge is reduced). Sales charges may be reduced or waived for certain eligible investors. Institutional Class shares are offered to a limited group of investors, are not subject to initial or contingent deferred sales charges and have lower ongoing expenses than Class A shares. Class C shares were offered to investors without an initial sales charge and were subject to higher ongoing expenses than Class A shares and a contingent deferred sales charge of 1.00% payable upon certain redemptions within one year of purchase. On December 17, 2008, the Board of Trustees of the Fund approved the reclassification of the Class C shares into the Class A shares. This conversion was completed on December 30, 2008 and shares of Class C were not available after this date.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amount and disclosures. Actual results could differ from these estimates and those differences could be material.

PORTFOLIO VALUATION

Generally, the Fund's investments are valued at market value. Securities traded on a principal domestic or foreign securities exchange or the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") are valued at the last quoted sales price, the NASDAQ official close price or, in the absence of closing sales prices on that day, securities are valued at the mean between the closing bid and asked prices. Securities traded on more than one exchange are valued using the primary exchange where the security is principally traded.

Securities for which market prices are unavailable, or securities for which CNL Fund Advisors Company ("the Adviser") determines that prices do not reflect market value, will be valued at fair value pursuant to valuation policies and procedures approved by the Board of Trustees. Circumstances in which market prices may be unavailable include, but are not limited to, when exchange trading in a security is suspended, the exchange on which the security is traded is subject to an unscheduled close or disruption or material events occur after the close of the exchange on which the security is principally traded. In these circumstances, the Adviser's Pricing Committee determines fair value in a manner that it believes fairly reflects the market value of the security on the valuation date based on consideration of any information or factors it deems appropriate. These may include recent transactions in comparable securities, information relating to the specific security and developments in the markets. In particular, portfolio securities primarily traded on foreign markets are generally valued at the preceding closing values of such securities on their respective exchanges. Alternatively, the value of non-North American securities may be adjusted to reflect the estimated fair value of such securities as of the close of trading on the New York Stock Exchange ("NYSE") using a pricing service and/or procedures approved by the Board of Trustees if after the close of the foreign markets, but prior to the close of trading on the NYSE on the day the securities are being valued, developments occur that are expected to materially affect the value of such non-North American securities.


                        CNL GLOBAL REAL ESTATE FUND - 17

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

The Fund's use of fair value pricing may cause the net asset value of Fund shares to differ from the net asset value that would be calculated using market quotations. Fair value pricing involves subjective judgments and it is possible that the fair value determined for a security may be materially different than the value that could be realized upon the sale of that security.

Short-term debt securities, which have a maturity date of 60 days or less, are valued at amortized cost, which approximates value.

The Fund adopted Statement of Financial Accounting Standards No. 157 ("FAS 157"). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund's investments, and requires disclosure about fair value. The hierarchy of inputs is summarized below.

     -    Level 1 - quoted prices in active markets for identical assets

     - Level 2 - significant other observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

     - Level 3 - significant unobservable inputs (including the Fund's own assumptions in determining the fair value of investments)

Effective June 15, 2009, the Fund adopted Financial Accounting Standards Board Statement of Financial Accounting Standards Staff Position No. 157-4 "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" ("FSP 157-4"). FSP 157-4 provides additional guidance for estimating fair value in accordance with FAS 157, when the volume and level of activity for the asset or liability have significantly decreased as well as guidance on identifying circumstances that indicate a transaction is not orderly.

The following is a summary of the fair value measurements used for the June 30, 2009 values:

                                                 QUOTED PRICES    SIGNIFICANT
                                                   IN ACTIVE         OTHER       SIGNIFICANT
                                                  MARKET FOR       OBSERVABLE   UNOBSERVABLE
                                               IDENTICAL ASSETS      INPUTS        INPUTS
                                    TOTAL          (LEVEL 1)       (LEVEL 2)      (LEVEL 3)
                                 -----------   ----------------   -----------   ------------
Common stock - Canada            $   961,773      $  961,773      $        --        $--
Common stock - United States       8,099,976       8,099,976               --         --
Common stock - other countries    13,653,635              --       13,653,635         --
                                 -----------      ----------      -----------        ---
   TOTAL INVESTMENTS             $22,715,384      $9,061,749      $13,653,635        $--
                                 ===========      ==========      ===========        ===

The Fund's assets consisting of all North American exchange-traded common stocks and rights were classified under Level 1 for this reporting period ending June 30, 2009. Level 2 Fund assets include 30 non-North American publicly traded stocks that represent an aggregate fair value of $13,653,635. Had the Fund used the observable closing prices from the primary exchange instead of using fair value procedures, then the value of these 30 securities would be $13,700,565.

At June 30, 2009, there were no other securities fair valued pursuant to the Fund's fair value procedures.

SECURITY TRANSACTIONS AND INVESTMENT INCOME

Security transactions are recorded on trade date. Realized gains and losses on investments sold are recorded on the basis of identified cost. Interest income is recorded on the accrual basis. Discounts are accreted and premiums are amortized over the life of the respective securities. Dividend income (net of foreign withholding taxes, if any) is recorded on the ex-dividend date except for certain dividends on foreign securities, which are recorded as soon as the Fund is informed after the ex-dividend date. The Fund records distributions received in excess of income from underlying investments as a reduction of cost of investments


                        18 - CNL GLOBAL REAL ESTATE FUND

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

and/or realized gain. Such amounts are based on estimates if actual amounts are not available and actual amounts of income, realized gain and return of capital may differ from the estimated amounts. The Fund adjusts the estimated amounts of the components of distributions (and consequently its net investment income) as an increase to unrealized appreciation/ (depreciation) and realized gain/(loss) on investments as necessary once the issuers provide information about the actual composition of the distributions.

FOREIGN CURRENCY TRANSLATION

The books and records of the Fund are maintained in U.S. dollars as follows: (1) the foreign currency market value of investment securities, other assets and liabilities and forward foreign currency contracts (forward contracts) are translated at the exchange rates prevailing at the end of the period; and (2) purchases, sales, income and expenses are translated at the exchange rates prevailing on the respective dates of such transactions. The resultant exchange gains and losses are recorded as realized and unrealized gain/(loss) on foreign currency related transactions. Pursuant to U.S. federal income tax regulations, certain foreign exchange gains/(losses) included in realized and unrealized gain/(loss) are included in or are a reduction of ordinary income for federal income tax purposes. The Fund does not isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the changes in the market prices of the securities; such changes are included with the net realized and unrealized gain/(loss) on investments.

FORWARD FOREIGN CURRENCY CONTRACTS

Forward contracts are valued daily at the appropriate exchange rates. The resultant unrealized exchange gains and losses are recorded as unrealized foreign currency gain or loss. The Fund records realized gains or losses on delivery of the currency or at the time the forward contract is extinguished (compensated) by entering into a closing transaction prior to delivery. The Fund held no forward foreign currency contracts at June 30, 2009.

FEDERAL INCOME TAXES

It is the policy of the Fund to qualify as a regulated investment company, if such qualification is in the best interest of the shareholders, by complying with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies, and by distributing substantially all of its taxable earnings to its shareholders. Accordingly, no provision for federal income or excise tax is necessary. The Fund has adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. An assessment of the Fund's tax positions has been made and it has been determined that there is no impact to the Fund's financial statements. The Fund's federal tax return for the years ended December 31, 2007, and December 31, 2008, remain subject to examination by the Internal Revenue Service.

DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS

Dividends from net investment income and capital gain distributions are determined in accordance with U.S. federal income tax regulations, which may differ from GAAP. Dividends from net investment income, if any, are declared and paid quarterly. Net realized capital gains, unless offset by any available capital loss carryforward, are distributed to shareholders annually. Dividends and distributions to shareholders are recorded on the ex-dividend date and are automatically reinvested in full and fractional shares of the Fund based on the net asset value per share at the close of business on the ex-dividend date, unless the shareholder has elected to have the dividends and distributions paid in cash.

REAL ESTATE INVESTMENT TRUSTS

At year end, the Fund recharacterizes distributions received from a Real Estate Investment Trust ("REIT") investment based on information provided by the REIT into the following categories: ordinary income, long-term and short-term capital gains, and return of capital. If information is not available timely from a REIT, the recharacterization will be based on other available information. Distributions received from REITs in excess of income are recorded as either a reduction of cost of investments or


                        CNL GLOBAL REAL ESTATE FUND - 19

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

realized gains. The Fund distinguishes between dividends on a tax basis and a financial reporting basis and only distributions in excess of tax basis earnings and profits are reported in the financial statements as a tax return of capital.

REPURCHASE AGREEMENTS

The Fund may enter into repurchase agreements which are transactions in which the Fund purchases a security and simultaneously agrees to resell that security to the seller at an agreed upon price on an agreed upon future date, normally, one to seven days later. If the Fund enters into a repurchase agreement, it will maintain possession of the purchased securities and any underlying collateral. Repurchase agreements must be continuously collateralized and the collateral must have market value at least equal to the repurchase price of the securities, plus accrued interest.

CLASS ALLOCATION

Investment income, realized and unrealized gains and losses, and certain Fund-level expenses and expense reductions, if any, are borne pro rata on the basis of relative net assets by the holders of all classes of shares, except that each class bears distribution and shareholder servicing expenses unique to that class. Differences in class-level expenses may result in payment of different per share dividends by share class. All shares of the Fund have equal rights with respect to voting subject to class-specific arrangements.

REDEMPTION FEES

The Fund imposes a redemption fee of 1.00% of the total redemption amount on the Fund shares redeemed within 75 days of buying them. This fee is assessed and retained by the Fund for the benefit of the remaining shareholders. The redemption fee is accounted for as an addition to paid-in-capital.

OTHER

In the normal course of business, the Fund may enter into contracts with service providers that contain general indemnification clauses. The Fund's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet been made. However, the Fund expects the risk of loss to be remote.

3. MANAGEMENT FEES AND OTHER EXPENSES

Under the Investment Management Agreement with the Adviser, the Adviser directs the investments of the Fund in accordance with its investment objective, policies and restrictions. The Fund pays a monthly investment management fee, computed and accrued daily and payable monthly, at an annual rate of 1.00% of the Fund's average daily net assets. For the six months ended June 30, 2009, the Adviser waived $108,591 of its investment management fee and reimbursed other operating expenses of $186,732 pursuant to an expense limitation agreement with the Fund. CB Richard Ellis Global Real Estate Securities, LLC ("CB Richard Ellis GRES") is the sub-adviser for the Fund. The Adviser compensates CB Richard Ellis GRES out of the management fee it receives from the Fund.

EXPENSE LIMITATIONS

For the period from October 26, 2007, (commencement of operations) through April 30, 2010, the Adviser has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the Fund to the extent necessary to maintain the annual expenses of each class as follows:

                       CONTRACTUAL
CLASS                 EXPENSE LIMIT
-----                 -------------
Class A                   1.80%
Institutional Class       1.55%

The Adviser may recapture all or a portion of any waived investment management fees and expenses it has borne, if any, to the extent a class's expenses fall below the maximum ratio within three years after the end of the fiscal year in which the waiver was


                        20 - CNL GLOBAL REAL ESTATE FUND

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

made. The Fund's Board of Trustees shall determine quarterly, in advance, whether any reimbursement may be paid to the Adviser in such quarter. The amounts subject to possible reimbursement under the expense limitation agreements at December 31, 2007 through 2009 were as follows:

Expenses Subject to Possible Recapture through December 31, 2010   $228,405
Expenses Subject to Possible Recapture through December 31, 2011   $717,556
Expenses Subject to Possible Recapture through December 31, 2012   $295,323

DISTRIBUTOR

The Trust has adopted a Rule 12b-1 plan for Class A shares under which the Fund is authorized to pay to Foreside Fund Services, LLC (the "Distributor") or any other approved entity (collectively, "payees") as compensation for the distribution services and/or shareholder services provided by such payees, an aggregate fee equal to 0.25% of the average daily net assets of Class A shares of the Fund. The payees may pay any or all amounts received under the Rule 12b-1 plan to other persons for any distribution or service activity conducted on behalf of the Fund. The plan is a core component of the ongoing distribution and shareholder servicing as related to Class A shares.

For the six months ended June 30, 2009, the Fund has been advised that the Distributor received $0 in sales commissions from the sale of Class A shares.

ADMINISTRATOR

State Street Bank and Trust Company ("State Street") serves as administrator for the Trust pursuant to an administration agreement (the "Administration Agreement") with the Trust. Under the Administration Agreement, State Street is responsible for (i) the general administrative duties associated with the day-to-day operations of the Trust; (ii) conducting relations with the independent registered certified public accounting firm, legal counsel and other service providers; (iii) providing regulatory reporting; and (iv) providing the office facilities and sufficient personnel required by it to perform such administrative services.

TRANSFER AGENT

Boston Financial Data Services, Inc., an affiliate of State Street, acts as the transfer agent and dividend disbursing agent of the Fund. As transfer agent and dividend disbursing agent, the transfer agent maintains an account for each shareholder of record of the Fund and is responsible for processing purchase and redemption requests and paying distributions to shareholders of record.

CUSTODIAN

State Street serves as custodian of the assets of the Trust pursuant to a custodian agreement (the "Custody Contract") with the Trust. Under the Custody Contract, State Street holds and transfers portfolio securities on account of the Fund, provides fund accounting and keeps all necessary records and documents, and performs other duties, all as directed by authorized persons. Portfolio securities purchased in the United States are maintained in the custody of State Street or other domestic banks or depositories. Portfolio securities purchased outside of the United States are maintained in the custody of foreign banks and trust companies who are members of State Street's Global Custody Network and foreign depositories (collectively "foreign subcustodians"). With respect to foreign subcustodians, there can be no assurance that the Fund, and the value of its shares, will not be adversely affected by acts of foreign governments, financial or operational difficulties of the foreign subcustodians, difficulties and costs of obtaining jurisdiction over, or enforcing judgments against, the foreign subcustodians or application of foreign law to the Fund's foreign subcustodial arrangements.


                        CNL GLOBAL REAL ESTATE FUND - 21

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

TRUSTEES AND OFFICERS

Each trustee of the Trust who is not an "interested person" of the Trust, as that term is defined in the 1940 Act (an "Independent Trustee"), is paid an annual retainer fee of $2,000 for service to the Trust. In addition, the Audit Committee chair, the Governance Committee chair and the Independent Trustee Committee chair will each receive $2,000 per annum for fulfilling these roles. In addition, each Independent Trustee will be paid a fee of $1,500 for each regular Board meeting attended whether the regular or special Board meetings are attended in person or by telephone. In addition, each Independent Trustee will be paid a fee of $1,000 for each committee meeting, including Audit Committee, Governance Committee and Independent Trustee Committee meetings. Trustees are also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his duties as a Trustee, including travel and related expenses incurred in attending Board meetings. No officer of the Trust is compensated by the Trust.

4. PURCHASES AND SALES OF SECURITIES

Purchases and sales of securities, excluding short-term investments, for the six months ended June 30, 2009 totaled $8,767,730 and $12,086,945, respectively.

5. INCOME TAX INFORMATION

The tax character of dividends and distributions paid for the years ended December 31, 2008 and 2007 were as follows:

                                                          FOR THE PERIOD
                                       FOR THE YEAR        OCTOBER 26,
                                          ENDED           2007* THROUGH
                                    DECEMBER 31, 2008   DECEMBER 31, 2007
                                    -----------------   -----------------
Ordinary income                          $469,843            $45,561
Long-term capital gains                        --                 --
Tax return of capital                          --                 --
                                         --------            -------
Total dividends and distributions        $469,843            $45,561
                                         ========            =======

*    COMMENCEMENT OF OPERATIONS.

As of December 31, 2008, the tax-basis components of accumulated earnings were as follows:

Undistributed ordinary income                             $     15,999
Other temporary differences                               $    (34,216)
Undistributed long-term capital gains                     $         --
Net unrealized depreciation on investments and currency   $(14,309,752)

As of December 31, 2008, the Fund had a net capital loss carryforward of $1,169,804, which will expire on December 31, 2016. This carryforward may be used to offset future capital gains to the extent provided by regulations.

As of December 31, 2008, the Fund had temporary book/tax differences primarily attributable to wash sales on portfolio securities, post-October realized losses and mark-to-market on passive foreign investment companies and permanent book/tax differences primarily attributable to non-deductible expenses and foreign currency losses. To reflect reclassifications arising from the permanent differences, paid-in capital was credited $7,775, accumulated net realized loss was credited $31,317 and distributions in excess of net investment income was charged $39,092.

The tax character of current year distributions will be determined at the end of the current fiscal year.


                        22 - CNL GLOBAL REAL ESTATE FUND

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

6. CAPITAL STOCK

The following table summarized shares and dollar activity in the Fund:

                                               FOR THE                   FOR THE
                                          SIX MONTHS ENDED              YEAR ENDED
                                            JUNE 30, 2009           DECEMBER 31, 2008
                                      ------------------------   -----------------------
                                        SHARES       DOLLARS       SHARES      DOLLARS
                                      ----------   -----------   ---------   -----------
CLASS A
Shares sold                              211,983   $   879,195     498,298   $ 3,199,670
Issued as reinvestment of dividends        4,807        21,350       3,569        19,300
Shares redeemed                          (40,344)     (174,560)   (243,580)   (1,222,503)
Shares reclassified(a)                        --            --       3,841        17,516
Redemption fees(b)                            --           770          --           419
                                      ----------   -----------   ---------   -----------
Net increase                             176,446   $   726,755     262,128   $ 2,014,402
                                      ==========   ===========   =========   ===========
CLASS C
Shares sold                                   --   $        --       3,846   $    26,511
Issued as reinvestment of dividends           --            --          22           118
Shares redeemed                               --            --      (1,528)       (7,247)
Shares reclassified(a)                        --            --      (3,852)      (17,516)
Redemption fees(b)                            --            --          --             8
                                      ----------   -----------   ---------   -----------
Net increase (decrease)                       --   $        --      (1,512)  $     1,874
                                      ==========   ===========   =========   ===========
INSTITUTIONAL CLASS
Shares sold                              280,907   $ 1,109,606   6,080,792   $42,711,084
Issued as reinvestment of dividends       17,578        76,393      55,049       303,152
Shares redeemed                       (1,961,039)   (7,057,753)   (834,702)   (3,762,023)
Redemption fees(b)                            --        10,444          --        11,489
                                      ----------   -----------   ---------   -----------
Net increase (decrease)               (1,662,554)  $(5,861,310)  5,301,139   $39,263,702
                                      ==========   ===========   =========   ===========

----------
(a) On December 30, 2008, the Fund's outstanding Class C shares were reclassified into Class A shares.

(b) The Fund may charge a 1.00% redemption fee on shares sold within 75 days of the time of purchase.

7. KEY RISKS

REAL ESTATE CONCENTRATION

The Fund concentrates its investments in real estate securities, including REITs. A fund with a concentrated investment portfolio is vulnerable to the risks of the industry in which it invests and is subject to greater risks and market fluctuations than funds investing in a broader range of industries. Real estate securities are susceptible to the risks associated with direct ownership of real estate, such as declines in property values; increases in property taxes, operating expenses, interest rates or competition; zoning changes; and losses from casualty and condemnation.

FOREIGN SECURITIES

The Fund may directly purchase securities of foreign issuers. Investing in securities of foreign issuers involves special risks not typically associated with investing in securities of U.S. issuers. The risks include possible revaluation of currencies, the ability to repatriate funds, less complete financial information about companies and possible future adverse political and economic developments. Moreover, securities of many foreign issuers and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. issuers.


                        CNL GLOBAL REAL ESTATE FUND - 23

Notes to Financial Statements (Unaudited) (continued)              June 30, 2009

CNL GLOBAL REAL ESTATE FUND

8. CONCENTRATION OF OWNERSHIP

From time to time, the Fund may have a concentration of several shareholders holding a significant percentage of shares outstanding. Investment activities of these shareholders could have a material impact on the Fund. At June 30, 2009, one shareholder held 23% of Class A shares and one shareholder held 7% of the Institutional Class shares.

9. SUBSEQUENT EVENTS

In accordance with the provisions set forth in FASB Statement of Financial Accounting Standards No. 165 "Subsequent Events", adopted by the Fund as of June 30, 2009, management has evaluated the possibility of subsequent events existing in the Fund's financial statements through August 20, 2009. Management has determined that there are no material events that would require disclosure in the Fund's financial statement through this date.


                        24 - CNL GLOBAL REAL ESTATE FUND

Tax Information (Unaudited)

Please contact a tax advisor if you have questions about federal or state income tax laws, or on how to prepare your tax returns. If you have specific questions about your account, please call 1-888-890-8934.

Other Information

PROXY VOTING RECORD

The Fund files with the Securities and Exchange Commission its proxy voting record on Form N-PX for each 12-month period ending June 30. Form N-PX must be filed by the Fund each year by August 31. The most recent Form N-PX is available without charge, upon request, by calling 1-866-745-3797 or on the Securities and Exchange Commission's website at www.sec.gov. A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available without charge, (i) by calling 1-866-745-3797;
(ii) on the Fund's website at www.thecnlfunds.com; and (iii) on the Securities and Exchange Commission's website at www.sec.gov.


                       CNL GLOBAL REAL ESTATE FUND - 25

Approval of Investment Advisory and Sub-Advisory Agreements        June 30, 2009
(Unaudited)

The Board of Trustees of the Trust (the "Board") is required under the Investment Company Act of 1940 to approve, on behalf of the CNL Global Real Estate Fund (the "Fund"), the investment advisory agreement (the "Advisory Agreement") with CNL Fund Advisors Company ("CNL Advisors") and the sub-advisory agreement (the "Sub-Advisory Agreement") with CB Richard Ellis Global Real Estate Securities, LLC ("CB Richard Ellis GRES").

During a meeting held in May 2009, the Board as a whole and the "independent" Trustees, voting separately ("Independent Trustees"), approved the renewal of each of the Advisory Agreement and the Sub-Advisory Agreement for an additional one year term. In doing so, the Board determined that the Advisory Agreement and the Sub-Advisory Agreement are in the best interests of Fund shareholders and that the compensation paid to CNL Advisors and CB Richard Ellis GRES under these agreements is fair and reasonable.

The Independent Trustees met separately with their legal counsel during their evaluation of the Advisory Agreement and the Sub-Advisory Agreement. The following discussion more fully describes the factors considered by the Board and the Independent Trustees in approving the Advisory Agreement and the Sub-Advisory Agreement.

The trustees of the Trust (the "Trustees") reviewed with their counsel a memorandum describing their fiduciary and regulatory duties in connection with the renewal of the Advisory Agreement and the Sub-Advisory Agreement. They also reviewed the extensive materials provided by CNL Advisors and CB Richard Ellis GRES along with supporting information provided by the Fund's service providers. It was noted that prior to the meeting, counsel had requested such materials from management on behalf of the Independent Trustees. The Trustees also took into account the quarterly updates given at Board meetings and other reports provided throughout the period since the initial approval of the Advisory Agreement and the Sub-Advisory Agreement.

The Trustees considered the nature, extent, and quality of services provided by CNL Advisors, particularly in oversight of the sub-adviser and the various service providers. The Trustees concluded that these oversight services had been performed diligently and promptly since the initial phase of the Fund's operations. The Trustees also considered the nature, extent and quality of services provided by CB Richard Ellis GRES. The Independent Trustees reviewed the investment performance of the Fund and CB Richard Ellis GRES. The Trustees noted that while the market in global real estate securities and REITs had suffered losses over the last year and a half, the Fund had performed relatively well when compared against the performance of comparable global real estate mutual funds and the Fund's Benchmark Index.

The Trustees noted that because of the severe securities market conditions and the downturn in the real estate markets, the Fund's total assets had declined below the value of the capital contributed to the Fund. The Trustees further noted that CNL Advisors had continued to experience significant operating losses in servicing the Fund and that neither CNL Advisors nor CB Richard Ellis GRES had collected an investment advisory or sub-advisory fee from the Fund as a result of CNL Advisors' expense limitation commitment with the Fund.

In view of the fact that the Fund had paid no investment advisory or sub-advisory fee since inception and CNL Advisors' continued expense limitation commitment, the Trustees did not consider the costs of the investment advisory or sub-advisory services provided. The Trustees noted that, to date, no profits had been realized by either CNL Advisors or CB Richard Ellis GRES or by any of their affiliates from their relationship with the Fund. The Independent Trustees concluded, however, that although CNL Advisors and CB Richard Ellis GRES had not yet earned a profit from the Fund, they were satisfied that both entities had provided appropriate services to the Fund.

In view of the Fund's small asset size, the Trustees did not consider as currently relevant the extent to which economies of scale would be realized as the Fund grows, and whether advisory fee levels reflect these economies of scale for the benefit of Fund shareholders. The Board noted that the Advisory Agreement's flat fee across all asset levels was appropriate given the Fund's small size and the current expense subsidizes provided by CNL Advisors under its expense limitation commitment with the Fund.


                        26 - CNL GLOBAL REAL ESTATE FUND

Approval of Investment Advisory and Sub-Advisory Agreements        June 30, 2009
(Unaudited) (continued)

In view of the Fund's small size and expense limitation agreement with CNL Advisors, the Independent Trustees did not believe that there were any other significant benefits derived by CNL Advisors or CB Richard Ellis GRES (or any of their affiliates) from the relationship with the Fund ( "fall out benefits"). The materials provided to the Trustees did not indicate any soft dollar arrangements involving the Fund.

The Independent Trustees took into consideration the representation by the Fund's portfolio managers at CB Richard Ellis GRES that they continued to believe that the Fund had good long-term prospects and that CB Richard Ellis GRES was committed to the Fund. The Independent Trustees also considered statements from the Chairman of the Board that CNL Advisors continued to be committed to the Fund and was committed to taking a strategic look at the Fund's prospects and the potential for acquisitions to increase the Fund's size.

The Trustees did not identify any single factor discussed previously as all-important or controlling in evaluating the Advisory Agreement and the Sub-Advisory Agreement. The Trustees, including all of the Independent Trustees, concluded that the terms of the Advisory Agreement and the Sub-Advisory Agreement as presented to the Board were fair and reasonable, that CNL Advisors' and CB Richard Ellis GRES' fees were reasonable in light of the services provided to the Fund, and that the Advisory Agreement and Sub-Advisory Agreement should be renewed.


                        CNL GLOBAL REAL ESTATE FUND - 27

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

                     THIS PAGE IS INTENTIONALLY LEFT BLANK.

CNL GLOBAL REAL ESTATE FUND

INVESTMENT ADVISER
CNL Fund Advisors Company
450 South Orange Avenue
Orlando, FL 32801

SUB-ADVISER
CB Richard Ellis Global Real Estate Securities, LLC
250 West Pratt Street
Baltimore, MD 21201

ADMINISTRATOR & CUSTODIAN
State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111

DISTRIBUTOR
Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101

TRANSFER AGENT
Boston Financial Data Services, Inc.
30 Dan Road
Canton, MA 02021

LEGAL COUNSEL
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP
4221 West Boy Scout Boulevard, Suite 200
Tampa, FL 33607

                                       INVESTMENT COMPANY ACT FILE NO. 811-22017

(CNL(R) LOGO)

CNL FUND ADVISORS COMPANY